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                                                                     Exhibit 8.1

                                  April 15, 1997


Ocwen Asset Investment Corp.
1675 Palm Beach Lakes Blvd., Suite 1000
West Palm Beach, Florida 33401


                           Ocwen Asset Investment Corp.
                               Qualification as
                           Real Estate Investment Trust


Ladies and Gentlemen:

     We have acted as counsel to Ocwen Asset Investment Corp., a Virginia corporation (the "Company"), in connection with the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on February 18, 1997 (No. 333-21965), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 14,375,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), and the Company's contribution of the net proceeds of the Offering to its wholly-owned subsidiaries, Ocwen General, Inc., a Virginia corporation (the "General Partner"), and Ocwen Limited, Inc., a Virginia corporation (the "Limited Partner"), and the contribution of such proceeds by the General Partner and the Limited Partner to Ocwen Partnership, L.P., a Virginia limited partnership (the "Partnership"), in exchange for a 1% general partnership interest and a 99% limited partnership interest, respectively, in the Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

     The Partnership has contracted to acquire certain subordinated mortgage-backed securities. The Partnership will invest the balance of the proceeds contributed by the General Partner and the Limited Partner in short-term,


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Ocwen Asset Investment Corp.
April 15, 1997
Page 2



interest-bearing securities until the Partnership identifies additional real estate-related assets for acquisition.

     In giving this opinion letter, we have examined the following:

     1. the Company's Articles of Incorporation, as duly filed with the Secretary of State of the Commonwealth of Virginia on January 22, 1997;

     2. the Company's Restated and Amended Articles of Incorporation, a form of which is filed as an exhibit to the Registration Statement;

     3.  the Company's Bylaws;

     4. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

     5. the Articles of Incorporation of the General Partner and the Limited Partner;

     6. the Limited Partnership Agreement of the Partnership (the "Partnership Agreement") between the General Partner and the Limited Partner, in the form filed as an exhibit to the Registration Statement; and

     7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

     In connection with the opinions rendered below, we have assumed, with your consent, that:

     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its short taxable year ending December 31, 1997 and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated March 27, 1997 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;


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Ocwen Asset Investment Corp.
April 15, 1997
Page 3



     3. The Company will not make any amendments to its organizational documents, the General Partner's or the Limited Partner's organizational documents, or the Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

     4. no action will be taken by the Company, the General Partner, the Limited Partner, or the Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representations the relevant portion of the Code and the applicable Regulations.

     Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) commencing with the Company's short taxable year beginning on the day before the closing date of the Offering and ending December 31, 1997, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the


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Ocwen Asset Investment Corp.
April 15, 1997
Page 4


     caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.



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Ocwen Asset Investment Corp.
April 15, 1997
Page 5




                                         Very truly yours,

                                         /s/ Hunton & Williams